Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON APRIL 26, 2018

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President and CEO

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Chris Moore CJS Securities, Analyst

PRESENTATION

Operator

Good morning. Welcome to the CBIZ First Quarter 2018 Results Conference Call. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Debbie. Good morning, everyone, and thank you for joining us for the CBIZ First Quarter 2018 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is also being webcast, and a link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures can be found in the financial tables of today's press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information, management's expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I'll now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori, and good morning, everyone. With this morning's release of our results for the first quarter of 2018, we are pleased to report total revenue growth of 10.2%, 140 basis point improvement in our margin on pretax income and 42.2% increase in our earnings per share over the results reported for the same period a year ago. Within our revenue numbers, we were also pleased to see strong organic growth of 5.8%, supplemented by 4.4% growth from recent acquisitions. These results represent our strongest start to a year in recent history and reflect high demand for our services resulting from a favorable business climate, a high degree of optimism among our clients and strong results from a number of our consulting and other transaction-oriented service lines.

As we expected, a portion of the increase in our consulting revenue came from work related to the Tax Reform Act passed in December of last year. To capitalize on this opportunity, we have an active outreach effort in place to explain the impact of tax law changes to our clients and our prospects. While a portion of that revenue is recognized in the first quarter, we expect additional work to be forthcoming throughout the remainder of the year, now that we've concluded much of the tax compliance work that we were required to be completed by mid-April of this year.

Within our financial services group, total revenue grew by 13.8% in the first quarter, with same-unit revenue growing by 7.7%. Same-unit revenue growth was strong in both our core tax and accounting businesses and our government health care consulting business. We also experienced strong results from a number of our noncore transactional services, including our real estate tenant advisory services, our corporate recovery services and our litigation support services.

All totaled, revenue from these services lines contributed approximately 1.5% to the revenue growth from our financial services group. As we've explained in the past, revenue within these service lines tends to be more project oriented, so while we are pleased with the contribution from these service lines in the first quarter, it is difficult to project similar results for the remainder of the year.

Recent acquisitions within the financial services group are also performing very well. We are pleased with the performance of CMF Associates, the private equity-focused business that we've acquired in June of 2017. This business has been integrated with the recently acquired Denver-based Laurus Transaction Advisors and our existing transaction advisory business to make us one of the leading providers of consulting and financial advisory services to middle-market private equity firms.

Turning to our benefits and insurance group. The improvement in our first quarter results within this group are encouraging. Total revenue grew by 2.9%, and we were pleased to report same-unit revenue growth of 1.9%. All 4 of our core businesses within this group performed well, and we expect to see continued positive growth from this group for the remainder of the year.

We are also continuing to hire, train and develop additional new business producers within our group health insurance business and our property and casualty business, which should cause organic revenue growth within these businesses to continue to steadily improve. And we plan to continue to make these investments for the foreseeable future.

In the past, we have also commented on the impact of several of our more transactional service lines within this group, such as our executive search and our life insurance service lines. While the revenue within these service lines tends to be difficult to predict in any given quarter, we were pleased to see strong results from these services in the first quarter of the year.

So with these comments, let me turn it over to Ware Grove, our Chief Financial Officer.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. First quarter represents a good start to 2018 for us. First quarter results were strong in both our core and in our acquired business services. We are continuing to actively pursue additional acquisition opportunities, and we have plenty of financing capacity to carry out a strategic acquisition program that will strengthen our client service capabilities.

On April 3, we amended our $400 million credit facility to achieve more favorable terms and extend the maturity by 5 years to April 2023. With $214.7 million outstanding on this facility at March 31, there is approximately $175 million of unused borrowing capacity. We expect to generate positive cash flow from operations for the full year this year, and this facility provides us plenty of capacity to finance our seasonal working capital needs, carry out an active acquisition program and conduct share repurchases.

Our first priority for the use of capital continues to be towards strategic acquisitions. During the first quarter of 2018, we used approximately $18.9 million of cash for acquisition-related purposes, including the payment of earnouts on acquisitions closed in prior periods. At March 31 this year, future earnout payments are expected to be approximately $10 million for the remainder of 2018, approximately $16 million next year in 2019, approximately $9.4 million in 2020 and approximately $2.1 million in both 2021 and in 2022.

Share repurchase activity in the first quarter of 2018 was minimal. We repurchased 31,000 shares during the first quarter at a cost of approximately $550,000. We continue to have an annual target to repurchase a number of shares in order to neutralize the dilutive impact of option grants and other new shares issued in connection with acquisition activity. But to carry out this, we have taken an opportunistic approach towards share repurchases, primarily using share price volatility to identify opportunities to become more active in our share repurchase transactions.

As a reminder, last year in 2017, we repurchased approximately 1.2 million shares. We will continue to evaluate share repurchase opportunities this year. But absent any further share repurchases, we are projecting a full year 2018 fully diluted share count of approximately 56 million shares this year compared with 55.7 million shares at the end of 2017.

In the first quarter, we used approximately $2.6 million of capital for capital spending, and our full year cash -- or our full year expectation for capital spending is approximately $8 million.

First quarter depreciation and amortization expense was $5.8 million. And for the full year of 2018, we estimate depreciation and amortization expense will be approximately $23 million.

Our working capital continues to be subject to the seasonal nature of our business, and days sales outstanding on receivables stood at 92 days at the end of first quarter this year compared with 91 days at the end of the first quarter a year ago.

Our bad debt expense for the first quarter this year was at 66 basis points of revenue, which is within the 65 to 75 basis point range that we normally experience. As a point of reference, for the full year 2017, bad debt was at 64 basis points.

As you consider our first quarter results, bear in mind that there was a onetime benefit recorded in other income this year for 2 nonrecurring items that increased pretax income by approximately $1.2 million. We successfully settled a business interruption claim that was related to disruptions that were caused by Hurricane Irma, and we also recorded a gain on an insurance-related book sale. The positive impact of these 2 items helped improve margin by approximately 45 basis points in the first quarter, with an EPS, earnings per share impact of approximately $0.02.

Eliminating the impact of accounting for gains or losses on deferred compensation plan assets, general and administrative expenses were at 3.8% of revenue in the first quarter this year compared with 3.5% for the first quarter a year ago. In the first quarter this year, as a result of the very strong results, we recorded increases in variable incentive compensation expense compared with the first quarter a year ago, and that accounts for the increase in general and administrative expense this year.

Over time, as a reminder, our goal is to improve pretax margin by 20 to 50 basis points each year, and we are very encouraged by the strong first quarter results in early 2018 this year.

The first quarter effective tax rate this year was at 26.9% compared with 39.2% in the first quarter a year ago. There are a number of factors that can cause variances in our effective tax rate, but the benefit attributable to the impact of tax reform in the first quarter this year causes a favorable impact after tax by approximately $0.10 per share.

Bear in mind, when thinking about the effective tax rate, the impact of the stock compensation accounting that was implemented in 2017 can be volatile and unpredictable, depending on the timing of option exercise activity and the share price when options are exercised. We anticipate the impact in the second quarter will be greater than the first quarter. And considering share price increase realized so far this year and the anticipated option exercise activity over the balance of 2018, the full year 2018 effective tax rate is expected to be approximately 25%.

I also want to note the first quarter impact of the new revenue recognition accounting standard that was implemented in January 2018. The full year impact of this new accounting standard is expected to be minimal for CBIZ, and the majority of our revenue streams have not been impacted by the new accounting standards.

You will find a much more detailed explanation, along with required pro forma financial disclosures, when we issue our first quarter 10-Q in several days. But in summary, the impact of the new accounting standard effectively served to accelerate approximately $500,000 of revenue, and that's primarily related to revenue within our property and casualty business.

So I will conclude by saying business conditions continue to be favorable, and our outlook is very positive for the balance of 2018. First quarter results were very solid.

To reiterate, however, at this early stage of the year, our outlook for the full year 2018 includes the following. Total revenue growth for the full year is expected within a range of 5% to 8% over last year 2017. We expect a full year effective tax rate of approximately 25%, and we expect the full year 2018 fully diluted share count will be approximately 56 million shares. We expect earnings per share for 2018 to grow within a range of 13% to 17% when compared with a GAAP reported $0.92 reported for the full year 2017.

Now eliminating the onetime impact of the tax reform in 2017, adjusted earnings per share was $0.87. So for 2018, we expect an increase within a range of 20% to 24% when compared with the adjusted $0.87 earnings per share in 2017.

So with those comments, I'll conclude and turn it back over to Jerry.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. I'd like to take a moment to touch on acquisitions. As Ware mentioned, our balance sheet remains strong, and we have approximately $175 million of unused borrowing capacity on our $400 million unsecured credit facility at the end of the first quarter. This provides us with the capacity and the flexibility to continue with our strategic acquisition program.

In 2017, we closed 4 transactions that are expected to contribute approximately $25 million to our annualized revenue. So far this year, we have closed another 2 acquisitions that are expected to contribute an additional $9.1 million of annualized revenue, and we continue to have a number of prospects at various stages of our pipeline and would expect to close a total of 3 to 5 transactions during 2018.

As our first quarter results indicate, all of the factors are in place for us to continue to have a very strong year this year. The business climate is favorable, optimism among small and middle-market clients is very high, and recent changes in the tax laws provide us with significant opportunities to meet with our clients and prospects and help them to understand the impact of these complex changes on their businesses.

With that said, internally, we plan and measure our results over a 12-month period, in recognition that the nature of certain of the consulting and advisory services that we provide make it very difficult for us to predict our results in any given quarter. In the first quarter, we benefited from a number of onetime nonrecurring revenue items, and it is too early to predict how much of the consulting opportunities that we're discussing with our clients will actually translate into revenue throughout the remainder of the year. As a result, we're confirming our original guidance at this time, and we will revisit our outlook on that guidance at the end of the second quarter.

At this point, I'd like to turn it over for comments.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question comes from Chris Moore with CJS Securities.

Chris Moore – CJS Securities – Analyst

Maybe we could just start with the revenue guidance. I know that you just talked about the fact that some of the revenue nonrecurring in Q1 is -- was hard to predict. I guess in -- just in terms of kind of that spectrum between the 5% to 8%, given the strong Q1, some of the stuff that's going to follow with respect to the tax and job cuts revenue, is it fair to say that the kind of confidence level towards that higher end has gone up after Q1?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes. It's Jerry. We talked about that before getting on the call, and we just looked at the nature of the revenue, some of the things that were nonrecurring in the first quarter. What I will say on the Tax Reform Act discussions that we're having with our clients is that it's very encouraging, both with our clients and prospects, the -- our ability to get in front of them and to talk about what these changes mean. What's yet uncertain is how much of that will translate into revenue because the clients then ultimately need to engage us to help them to -- with organizational changes and other things. And we've not yet been engaged to the fullest extent on some of those discussions. So as we sit here today, we're still comfortable with the guidance that we put out at the beginning of the year. And we're really going to wait to see how that revenue comes in, in the second quarter, and we'll revisit our position on guidance at the end of the second quarter.

Chris Moore – CJS Securities – Analyst

Got you. How about with respect to some of the additional initiatives that -- with the accelerated spending, and during this year in order to further stimulate growth, you touched about them on that a little bit. Can you talk a little bit further? And how long before you are in a position to gauge the success?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

So here is -- the timing of the opportunities that, that presented was a little -- caused a little bit of a challenge because as you'll recall, those -- that tax law wasn't finalized until December of last year. And what we did was we stepped back, and we looked at the pipeline of investment opportunities that we always have and then prioritized those things. And we're working on putting those dollars to use in areas that are going to help accelerate growth of the business. That takes a little bit of time and planning, and we're still in the process of doing it. Some of those investments have been made. We've talked a lot about the investment in producers within the benefits and insurance group. Those investments have been made. We've made investments in certain service lines in talent on the financial services side of the business. We are exploring some opportunities to -- from a branding and marketing perspective that we believe will be implemented in the second half of the year. So some of have them have been made. More of them will we made throughout the remainder of the year. As to when they will have an impact, these are typically investments that you do not see an immediate return. You see that return over time. And -- but they're nonetheless investments that we think are the right investments for the long-term health of the business. And so we're excited about the opportunity to make those investments.

Chris Moore – CJS Securities – Analyst

Got you. Just one last question. In terms of -- the gross margins on the financial services were up pretty strong year-over-year. Is that mostly on the health care services side? Or can you talk a little bit about kind of the drivers there?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Yes. This is Ware Grove. Hey, good observation. I think in the early part of the year, we had stronger growth in the tax compliance and tax consulting area. And that tends to be a higher-margin business for us compared to the attest and the other kinds of services, aside from the government health care consulting. So that was a good driver. We've talked in the past about kind of a pricing initiative, and we're at the very early stages of that. So we're seeing some early returns on that, and that's helpful. So those are a couple of things that have assisted us in the margin here in the early part of the year.

Operator

At this time, there are no more questions in the queue. I'll turn the conference back over to Jerry Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Okay, thank you, Debbie. At this point, I'd like to take a moment just to thank our analysts and our investors for their support and also to congratulate our team members for an exceptional start to the year. Results like these are a reflection of your hard work and your dedication to our clients, and we thank you. We look forward to speaking with you again after we report our second quarter results. Thank you, and have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.